SCHEDULE A

Amended as of July 21, 2022

to the

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

dated December 31, 2019 between
THE ADVISORS’ INNER CIRCLE FUND III

and

GQG PARTNERS LLC

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Share Class	Maximum Annual Operating Expense Limit	Term End Date
GQG Partners Emerging Markets Equity Fund	Investor	0.98%	July 31, 2023
	Institutional
	R6
GQG Partners US Select Quality Equity Fund	Investor	0.49%	July 31, 2023
	Institutional
	R6
GQG Partners Global Quality Equity Fund	Investor	0.75%	July 31, 2023
	Institutional
	R6

ACKNOWLEDGED AND ACCEPTED BY:

THE ADVISORS’ INNER CIRCLE FUND III

By:	/s/ James Bernstein
Name:	James Bernstein
Title:	Vice President & Secretary

GQG PARTNERS LLC

By:	/s/_Charles Falck
Name:	Charles Falck
Title:	COO

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